EXHIBIT 99.01

El Paso Electric www.epelectric.com

NEWS RELEASE

For Immediate Release	Date: July 21, 2005

Contacts:

Media: Teresa Souza, 915-543-5823

Analysts: Rachelle Williams, 915-543-2257

El Paso Electric and City of El Paso Agree to Enter Into

Franchise and Rate Agreements

El Paso Electric and the City of El Paso have agreed to enter into new franchise and rate agreements.

Franchise Agreement

Under the terms of the new franchise agreement which will become effective August 2, 2005, the City will grant to EPE a 25-year franchise. The franchise fee payable to the City will increase from 2% to 3.25% of revenues from customers within the City, and, subject to regulatory approvals, EPE will agree to construct its next power generating plant within the city limits of the City. The franchise agreement provides that the franchise cannot be assigned by EPE to a third party without the consent of the City.

Rate Agreement

Under the new rate agreement which will be effective as of July 1, 2005, most retail base rates will remain at their current level (approximately 8 cents per kWh) for the next five years. If, during the term of the agreement, EPE’s return on equity falls below the bottom of a defined range, EPE has the right to initiate a rate case and seek an adjustment to base rates. If EPE’s return on equity exceeds the top of the range, EPE will refund, at the City’s direction, an amount equal to 50% of the pre-tax return in excess of the ceiling. The range is market-based, and at current rates, would be a range of approximately 8% to 12% return on equity.

In addition, EPE will share with its El Paso customers 25% of off-system sales margins and wheeling revenues. Under the prior rate agreement, EPE shared 50% of off-system sales margins and wheeling revenues with El Paso customers. EPE will also commit to spend at least 0.3% of its El Paso revenues on civic and charitable causes. EPE and the City will agree to engage the services of an independent consultant to review the reasonableness of certain EPE operating expenses. Consistent with the prior rate agreement, the new rate agreement may be reopened by the City in the event of a merger or change in control of EPE. Certain provisions of the rate agreement must be submitted to the Public Utility Commission of Texas for its approval.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

“These agreements will provide a stable foundation to assure fair electric rates for our El Paso customers while at the same time giving our shareholders the opportunity to realize reasonable profits,” said Gary Hedrick, El Paso Electric President and Chief Executive Officer. “The agreements will enhance the City’s tax and employment base, give the City profit-sharing opportunities, and provide EPE with the necessary return to invest in the utility assets and infrastructure needed to fuel our growing community.”

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 334,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. EPE has a net installed generation capacity of approximately 1,500 MW. EPE’s common stock trades on the New York Stock Exchange under the symbol EE.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EPE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in economy margins due to uncertainty in the economy power market; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Units 1 and 3 and other costs at Palo Verde; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation arising out of the FERC investigation or any other regulatory proceeding; (vii) deregulation of the electric utility industry and (viii) other factors detailed by EPE in its public filings with the Securities and Exchange Commission. EPE’s filings are available from the Securities and Exchange Commission or may be obtained through EPE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EPE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960